RELEASE>8am Tuesday January 19, 2004: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports

Best Sales Year in its 7-Year History

Sequential Sales Growth in 5 of the last 6 quarters

Keystone Heights, FL—January 20, 2004—PRNewswire—FirstCall—American Access Technologies, Inc. (NASDAQ: AATK) today announced that the preliminary unaudited sales for the year ended December 31, 2003 approximated $ 5,525,000 making 2003 the best year for sales in the Company’s seven year history. The Company ended its best year ever with robust twelve-month sales gain of 13.3 percent, reporting $ 5,525,000 over the $ 4,877,778 reported in 2002.

The Company also reported that the sales for the quarter ended December 2003 exceeded the sales for the quarter ended December 2002 by 13.3 percent, preliminarily reporting $ 1,455,000 for the quarter ended December 31, 2003 as compared to $ 1,284,012 for the quarter ended December 31, 2002. In addition, the 5.5 percent increase in sales in the fourth quarter ($1,455,000) over the third quarter 2003 ($1,379,743) marked the fifth time in the last six quarters where sales have demonstrated growth over the previous quarter.

“Our stated goal in January 2003 was to make 2003 the best year in our history based on a solid balance sheet, a focused strategy and a disciplined operating approach. We achieved and surpassed this goal in sales. We commence 2004 with a cash position stronger than at the beginning of 2003 and no long-term debt on the balance sheet,” said Joe McGuire, Chief Financial Officer.

“Our strategic plan continues to focus our efforts to increase our revenues, control our expenses and continue our march to profitability. We are committed to achieve profitability sometime in 2004 based on an increasingly growing interest and acceptance in our zone and wireless enclosures and an improving outlook for both the economy and the telecommunications industry. We believe that the continued growth in our sales justified our decision to maintain our full production capabilities through the recessionary period so that we would be prepared to respond to the sales expansion we anticipated,” added McGuire.

In other corporate matters, in accordance with NASDAQ Marketplace Rule 4350, as amended October 14, 2003, inducement stock was granted to Lacy Loar who has agreed to join the Company. The Company issued 2,000 shares to Ms. Loar in connection with their initiation of employment with the Company. These shares were granted without stockholder approval pursuant to NASDAQ Marketplace Rule 4350 (i)(1)(A)(iv).

For further detailed information on sales and expenses for 2003, please read the Company’s Audited Annual Report (10-KSB) which will be filed with the Securities and Exchange Commission in approximately 50 to 60 days.

About American Access Technologies, Inc.

American Access manufactures patented zone cabling and wireless enclosures that mount in ceilings, raised floors, and in custom furniture, for routing of telecommunications cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for initial network installation and facilitates moves, adds, changes and upgrades for the network installations of today and tomorrow. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government contractors.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. may contain forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding events, conditions and financial trends that may affect the Company’s operating results and financial position. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.